Exhibit 99.1

Project Energy Reimagined Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares
and Warrants Commencing December 20, 2021

REDWOOD CITY, CALIFORNIA, December 17, 2021 — Project Energy Reimagined Acquisition Corp. (NASDAQ: PEGRU) (“Project Energy” or the “Company”) announced that, commencing December 20, 2021, holders of the 26,377,660 units sold in the Company’s initial public offering may elect to separately trade the Class A ordinary shares and warrants included in the units. Any units not separated will continue to trade on the Nasdaq Global Market (the “Nasdaq”) under the symbol “PEGRU,” and the separated Class A ordinary shares and warrants are expected to trade on the Nasdaq under the symbols “PEGR” and “PEGRW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Unitholders will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The units were initially offered by the Company in an underwritten offering. J.P. Morgan Securities LLC and BofA Securities, Inc. acted as joint book-running managers of the offering. A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on October 28, 2021.

The offering was made only by means of a prospectus. Copies of the prospectus related to the offering may be obtained from J.P. Morgan Securities LLC at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-866-803-9204, or by email at prospectus-eq_fi@jpmchase.com; or BofA Securities at Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, or by emailing dg.prospectus_requests@bofa.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Project Energy

Project Energy Reimagined Acquisition Corp. is a blank check company whose business purpose is to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination with a company in any industry, sector or geographic region, the Company intends to focus its search on high-potential ESG targets within the advanced renewable energy “Grid 2.0” value-chain, including targets focused on grid reliability and stability solutions, electrification of transportation and electric vehicle infrastructure, smart and/or AI-enabled grid optimization, energy storage, second-life use of batteries and end of life battery recycling.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated separation of the units into Class A ordinary shares and warrants. No assurance can be given that the units will be separated as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus relating to the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Relations:

Paragon PR – For Project Energy Reimagined Acquisition Corp.

P.J. Kinsella

(973) 255-7153

pj@paragonpr.com

Investor Contact:

ir@pegyr.com